Exhibit 10.2
TEAM, INC.
2016 EQUITY COMPENSATION PLAN

Performance Unit Award Agreement Termination Agreement

This Performance Unit Award Agreement Termination Agreement (this “Agreement”), dated effective as of the 12th day of May, 2021 (the “Effective Date”), is entered into by and between Team, Inc., a Delaware corporation (the “Company”) and Amerino Gatti (the “Participant”).

Recitals

WHEREAS, the Company previously adopted the Team, Inc. 2016 Equity Incentive Plan (the “Plan”), pursuant to which Restricted Stock Units may be granted; and

WHEREAS, the Company previously issued an award of performance-based Restricted Stock Units (the “PSUs”) to the Participant, pursuant to an award agreement dated January 24, 2018 (the “Award”), which provided for the grant of a one-time award of the PSUs in connection with the Participant’s commencement of employment with the Company; and

WHEREAS, the Company and the Participant have determined that changed market conditions have caused the unvested portion of the Award to no longer provide a material level of incentive compensation to the Participant and now has very limited retention value; and

WHEREAS, the Company and the Participant have agreed that the Participant shall forfeit the unvested portion of the Award as of the date hereof.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Cancellation of Restricted Stock Units. The Participant’s right, title and interest in and to the 280,000 unvested PSUs subject to the Award (the “Cancelled PSUs”) is hereby cancelled and terminated, rendered null and void, and shall have no further force and effect as of the Effective Date. The Participant acknowledges and agrees that he and his estate, heirs, legatees, predecessors, successors, representatives, agents and assigns shall have no right whatsoever to receive shares of the Company’s common stock with respect to the Cancelled PSUs.

2.    Acknowledgement. The Participant hereby acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment. By executing this Agreement, the Participant expressly represents that he has read this Agreement, understands its terms and has had an opportunity to seek legal counsel regarding this Agreement.

3.    Representation. The Participant hereby represents that (i) he has ownership and good title to the Cancelled PSUs and has not transferred or attempted to transfer such Cancelled PSUs to any other party, (ii) the Participant has full power and authority to enter into and deliver this Agreement, (iii) the Participant has not assigned any rights under the Award or the Plan, and (iv) this Agreement is enforceable against the Participant in accordance with its terms.

4.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.    Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal substantive laws of the State of Delaware, without giving effect to the principles of conflicts of law.

6.    Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company and the Participant and, in the case of the Participant, shall also be binding upon the Participant’s successors and assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

7.    Other Agreements. This Agreement represents the final agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten agreements between the parties as to the subject matter hereof.

8.    Modification. This Agreement may be modified only by a written agreement signed by both parties.

9.    Multiple Counterparts. This Agreement may be executed in two counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below with their signatures.

TEAM, INC.

By:	/s/ Louis A. Waters
Name:	Louis A. Waters
Title:	Lead Independent Director

PARTICIPANT

By:	/s/ Amerino Gatti
Name:	Amerino Gatti